Exhibit 99.1

Climb Bio Reports Second Quarter 2026 Financial Results and Provides Business Updates

CLYM116 Phase 1 data in healthy volunteers to be presented at R&D Spotlight Event on September 3, 2026

Anticipate CLYM116 Phase 2 trial in IgA nephropathy to initiate dosing in Q3 2026

Budoprutug clinical programs continue to advance, with data expected from pMN, ITP, and SLE studies in Q4 2026

Financing extends cash runway into the second half of 2028

WELLESLEY HILLS, Mass., August 6, 2026 (GLOBE NEWSWIRE) -- Climb Bio, Inc. (Nasdaq: CLYM), a clinical stage biotechnology company developing therapeutics for patients with immune-mediated diseases, today reported financial results for the second quarter ended June 30, 2026, and provided business updates.

“2026 is proving to be a defining year for Climb Bio, and I am thrilled by the team’s execution ,” said Aoife Brennan, M.B., Ch.B., President and Chief Executive Officer of Climb Bio. “We achieved important milestones for both budoprutug and CLYM116 over the past few months, and that momentum continues into the second half of the year with further data readouts across all four of our ongoing trials and the initiation of a Phase 2 trial of CLYM116 in IgAN patients. Currently at the forefront, I look forward to sharing initial Phase 1 data from CLYM116 in our September R&D Spotlight, where we will further highlight its potential as a best-in-class anti-APRIL antibody and provide additional details on our development strategy. With our continued progress across our pipeline, and supported by our strengthened balance sheet, we are well positioned to continue to execute on our strategic priorities and rapidly advance both programs toward pivotal development, setting the stage for what we believe will be an exciting 2027 for Climb.”

CLYM116 Program Updates and Anticipated Milestones

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CLYM116 R&D Spotlight to be held on September 3, 2026. The Company will host a webcast to review the initial Phase 1 PK/PD data and development plans for CLYM116 for the treatment of IgA nephropathy (IgAN).
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Presented CLYM116 initial Phase 1 safety data and translational PK/PD modeling at the European Renal Association (ERA) Congress in June 2026. Clinical data demonstrated a favorable initial safety profile and supported continued development of CLYM116 for IgA nephropathy (IgAN). Anticipate additional Phase 1 data at a medical meeting in the fourth quarter of 2026.
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Mabworks Phase 1/2 study, enrollment ongoing. The Phase 1/2 trial being conducted by the Company's partner, Beijing Mabworks Biotech Co., Ltd., is ongoing, with dosing of IgAN patients in the Phase 2 portion expected to begin in the third quarter of 2026. Anticipate initial Phase 1 data at an upcoming medical meeting, and initial Phase 2 data in 2027.

Budoprutug Program Updates and Anticipated Milestones

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PrisMN Phase 2 primary membranous nephropathy (pMN) trial, enrollment ongoing. PrisMN is a global open-label, dose-ranging Phase 2 study designed to evaluate pharmacodynamics (including B cells, anti-PLA2R, and total immunoglobulin) and preliminary efficacy (including complete and partial remission) in pMN patients with persistent proteinuria despite optimized renin-angiotensin-aldosterone system (RAAS) inhibition, and to identify a dose for Phase 3 clinical development. Enrollment is now ongoing in the second cohort (600 mg) and anticipate initial data, including preliminary B cell and anti-PLA2R data from low dose cohort (200mg at 12-24 weeks), at a medical meeting in the fourth quarter of 2026.
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Presented initial Phase 1b data in previously treated immune thrombocytopenia (ITP) patients at European Hematology Association Congress in June 2026. Initial safety data from the 250 mg and 500 mg cohorts demonstrated favorable safety and tolerability, and initial efficacy data from the 250 mg cohort demonstrated robust B-cell depletion, and encouraging platelet responses. These data support continued development of budoprutug across multiple autoimmune indications. Anticipate additional data from the 500 mg and 1000 mg cohorts in the fourth quarter of 2026.

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First patient dosed in China Phase 1b/2a trial of budoprutug in systemic lupus erythematosus (SLE); Global Phase 1b SLE trial enrollment ongoing.The global, open-label, dose-escalation Phase 1b trial of budoprutug in moderate to severe SLE is designed to evaluate safety, tolerability, pharmacokinetics (PK), pharmacodynamics (PD), and preliminary efficacy, including B-cell depletion, autoantibody levels, and clinical activity. The parallel China Phase 1b/2a trial in SLE is anticipated to provide complementary data and will also seek to enroll SLE patients with lupus nephritis. Data from these trials are expected to provide insights into budoprutug activity and will also help to inform future development efforts for the program broadly. Anticipate data, including safety and biomarker data from the Global study in the fourth quarter of 2026.
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Presented positive topline data for subcutaneous (SC) formulation of budoprutug at Company R&D Spotlight in May 2026. The SC formulation of budoprutug was generally safe and well-tolerated and resulted in robust B-cell depletion, which was similar to the IV formulation at a matched dose. The results support the advancement of the SC formulation to a multiple dose study in autoimmune disease patients to evaluate full B-cell depleting doses and optimal dosing regimen. Plan to initiate a multiple-dose study of the SC formulation in autoimmune patients; anticipate initial data in 2027.

Corporate Updates

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On April 29, 2026, the Company completed a private placement financing, generating approximately $110 million in aggregated gross proceeds. The Company's financing supports the Company’s continued advancement of its clinical pipeline, including preparation for later-stage development, and extends its cash runway into the second half of 2028.
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In June 2026, the Company appointed Breanna O'Reilly, Ph.D., to its Board of Directors. Dr. O’Reilly, of RA Capital Management, brings deep scientific expertise and a valuable investor perspective to support the Company’s clinical development strategy and long-term growth objectives. Dr. O’Reilly fills the seat previously held by Dr. Andrew Levin, Advisor at RA Capital.

Second Quarter Financial Results and Guidance

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Cash Position: Cash, cash equivalents, and marketable securities were $239.2 million as of June 30, 2026. Based on its current operating plan, the Company expects this balance to fund operations into the second half of 2028.
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Research and Development (R&D) Expenses: R&D expenses were $9.7 million for the three months ended June 30, 2026, compared to $6.6 million for the comparable period in 2025.
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General and Administrative (G&A) Expenses: G&A expenses were $5.6 million for the three months ended June 30, 2026, compared to $4.1 million for the comparable period in 2025.
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Other Income, Net: Other income, net was $1.9 million for the three months ended June 30, 2026, compared to $2.0 million for the comparable period in 2025.

About Climb Bio, Inc.
Climb Bio, Inc. is a clinical-stage biotechnology company with a mission to deliver high impact, disease-modifying medicines for individuals living with immune-mediated diseases, including those affecting kidney health. The Company’s pipeline includes, budoprutug, an anti-CD19 monoclonal antibody that has potential to treat a broad range of B-cell mediated diseases, and CLYM116, an anti-APRIL monoclonal antibody being developed for IgA nephropathy. For more information, please visit climbbio.com.

About Budoprutug
Budoprutug is a clinical-stage, anti-CD19 monoclonal antibody with the potential to address a broad range of B-cell mediated, immune-driven diseases. Designed with enhanced effector function and low picomolar affinity, budoprutug targets and depletes CD19-expressing B cells, including plasmablasts and certain plasma cells, key sources of pathogenic autoantibodies. Early clinical data suggest budoprutug may offer durable B-cell depletion, rapid reductions in autoantibodies, and clinical remission in primary membranous nephropathy (pMN). Budoprutug is being evaluated in clinical trials for pMN, immune thrombocytopenia (ITP), and systemic lupus erythematosus (SLE). A subcutaneous formulation is also in development to enable broader patient access. Budoprutug has been granted Orphan Drug Designation and Fast Track Designation by the FDA for the treatment of pMN.

About CLYM116

CLYM116 is a clinical-stage monoclonal antibody targeting APRIL (A Proliferation-Inducing Ligand), a key driver of pathogenic B-cell activity in autoimmune diseases. CLYM116 employs a novel pH-dependent bind-and-release ‘sweeper’ mechanism to potently block APRIL signaling, promote lysosomal degradation of APRIL, and recycle the antibody to extend its half-life. This differentiated design offers the potential for rapid, deep, and durable inhibition of APRIL with a favorable safety profile and less frequent dosing. CLYM116 is being advanced for the treatment of IgA nephropathy (IgAN) and may also have broader utility across other B-cell mediated diseases where APRIL plays a critical role.

Forward-Looking Statements

This press release contains “forward-looking statements,” including without limitation statements regarding: future expectations, plans and prospects for Climb Bio; expectations regarding the therapeutic benefits, clinical potential and clinical development of CLYM116; the anticipated timelines for announcing data from Climb Bio’s ongoing and planned clinical trials; the anticipated timelines for enrolling patients in planned clinical trials; expectations regarding cash runway; Climb Bio’s expectations regarding the anticipated benefits of Climb Bio’s technology transfer and exclusive license agreement with Mabworks; and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “expect,” “may,” “plan,” “potential,” should,” “suggest,” “target,” “will,” and similar expressions. Forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. Climb Bio may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. These risks and uncertainties include, but are not limited to, important risks and uncertainties associated with: the ability of Climb Bio to timely and successfully achieve or recognize the anticipated benefits of its technology transfer and exclusive license agreement with Mabworks; Climb Bio’s ability to advance budoprutug and CLYM116 on the timelines expected or at all and to obtain and maintain necessary approvals from the U.S. Food and Drug Administration and other regulatory authorities; obtaining and maintaining the necessary approvals from investigational review boards at clinical trial sites and independent data safety monitoring boards; replicating in clinical trials positive results found in early-stage clinical trials or nonclinical studies; competing successfully with other companies that are seeking to develop treatments for primary membranous nephropathy, immune thrombocytopenia, systemic lupus erythematosus, IgA nephropathy and other immune-mediated diseases; maintaining or protecting intellectual property rights related to budoprutug, CLYM116 and/or its other product candidates; managing expenses; changes in applicable laws or regulation; the possibility that Climb Bio may be adversely affected by other economic, business and/or competitive factors; and raising the substantial additional capital needed, on the timeline necessary, to continue development of budoprutug, CLYM116 and any other product candidates Climb Bio may develop. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Climb Bio’s actual results to differ materially from those contained in the forward-looking statements, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties and other important factors, in Climb Bio’s most recent filings with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Climb Bio’s views as of the date hereof and should not be relied upon as representing Climb Bio’s views as of any date subsequent to the date hereof. Climb Bio anticipates that subsequent events and developments will cause Climb Bio’s views to change. However, while Climb Bio may elect to update these forward-looking statements at some point in the future, Climb Bio specifically disclaims any obligation to do so, except as required by law.

Investors and Media

Carlo Tanzi, Ph.D.

Kendall Investor Relations

ctanzi@kendallir.com

Climb Bio, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	June 30, 2026	December 31, 2025
Assets
Cash, cash equivalents and marketable securities	$239,221	$160,652
Other assets	7,073	7,092
Total assets	$246,294	$167,744
Liabilities and stockholders’ equity
Liabilities	$6,747	$7,269
Total stockholders’ equity	239,547	160,475
Total liabilities and stockholders’ equity	$246,294	$167,744

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$9,714	$6,575	$19,087	$23,902
General and administrative	5,645	4,102	11,483	9,793
Total operating expenses	15,359	10,677	30,570	33,695
Loss from operations	(15,359)	(10,677)	(30,570)	(33,695)
Other income, net	1,861	2,011	3,350	4,248
Net loss	$(13,498)	$(8,666)	$(27,220)	$(29,447)
Net loss per share, basic and diluted	$(0.18)	$(0.13)	$(0.38)	$(0.44)